UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 8, 2011

W. R. GRACE & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. GRACE & CO.

FORM 8-K

CURRENT REPORT

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2011, the U.S. Bankruptcy Court for the District of Delaware approved the W. R. Grace & Co. 2011 Stock Incentive Plan (the “Plan”).

The Plan provides for the grant of stock awards, stock options, net exercise options and any combination of stock awards, stock options and/or net exercise options to eligible employees, including executive officers, and directors (“Key Persons”). The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) determines which Key Persons will participate in the Plan and the terms of any awards.  An aggregate of 2.1 million shares have been authorized for issuance as awards over the term of the Plan subject to adjustment only to reflect stock splits and similar events.

Stock options and net exercise options granted under the Plan may not have a term longer than five years and one month from the date of grant. The Plan limits awards to any participant, who is subject to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, in any single calendar year to no more than one million shares, subject to adjustment only to reflect stock splits and similar events.  Awards under the Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, which criteria may be based on financial and business performance. Vesting requirements are determined by the Committee.  The Plan can be amended or terminated by the Committee; provided however, Grace will not, without stockholder approval, reduce the purchase price of an outstanding stock option, subject to adjustment only to reflect stock splits and similar events.

The foregoing summary description of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.                  Financial Statements and Exhibits

(d)                   Exhibits

Exhibit No.	Description

10.1	2011 Stock Incentive Plan

10.2	Form of Stock Option Award

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Mark A. Shelnitz
Mark A. Shelnitz
Secretary

Dated: April 13, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	2011 Stock Incentive Plan

10.2	Form of Stock Option Award